Exhibit 1

Appendix 3Y

Change of Director’s Interest Notice

Rule 3.19A.2

Appendix 3Y

Change of Director’s Interest Notice

Information or documents not available now must be given to ASX as soon as available.  Information and documents given to ASX become ASX’s property and may be made public.

Introduced 30/9/2001.

Name of entity	Rinker Group Limited

ABN	53 003 433 118

We (the entity) give ASX the following information under listing rule 3.19A.2 and as agent for the director for the purposes of section 205G of the Corporations Act.

Name of Director	David Vincent Clarke

Date of last notice	25 June 2004

Part 1 - Change of director’s relevant interests in securities

In the case of a trust, this includes interests in the trust made available by the responsible entity of the trust

Note: In the case of a company, interests which come within paragraph (i) of the definition of “notifiable interest of a director” should be disclosed in this part.

Direct or indirect interest	Indirect

Nature of indirect interest (including registered holder) Note: Provide details of the circumstances giving rise to the relevant interest.

Mr Clarke’s interest in the shares is under the Rinker Group Ltd Performance Share Plan (“PSP”) which is described on page 34 of the Company’s 2004 Annual Report. The shares are subject to performance based vesting hurdles. The shares are held by the trustee of PSP.

Date of change	23-24 December 2004
(purchases made on both days)

No. of securities held prior to change	Held personally: 193,294* (direct interest)
Held under 401(k) Plans: 66,720* (indirect interest)
Held in respect of SERP: 245,026* (indirect interest)

*unchanged

Class	Ordinary

Number acquired	500,000 (to be converted to 50,000 American Depositary Receipts)

Number disposed	—

+ See chapter 19 for defined terms.

Value/Consideration	A$5,283,841.26
Note: If consideration is non-cash, provide details and estimated valuation

No. of securities held after change	Held personally: 193,294* (direct interest)
Held under 401(k) Plans: 66,720* (indirect interest)
Held in respect of SERP: 245,026* (indirect interest)
Held under PSP: 500,000 (indirect interest)

*unchanged

Nature of change	On market purchase by trustee under PSP
Example: on-market trade, off-market trade, exercise of options, issue of securities under dividend reinvestment plan, participation in buy-back

Part 2 – Change of director’s interests in contracts

Note: In the case of a company, interests which come within paragraph (ii) of the definition of “notifiable interest of a director” should be disclosed in this part.

Detail of contract	N/a

Nature of interest	—

Name of registered holder	—
(if issued securities)

Date of change	—

No. and class of securities to which interest related prior to change	—
Note: Details are only required for a contract in relation to which the interest has changed

Interest acquired

Interest disposed

Value/Consideration	—
Note: If consideration is non-cash, provide details and an estimated valuation

Interest after change	—

+ See chapter 19 for defined terms.